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                                                                      Exhibit 12
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
Southern States Cooperative
Ratios of earnings to fixed charges
                                                                Year ended June 30,
                                                       -----------     ----------------------------------------------------------
                                                           1999           1998            1997            1996           1995
                                                       -----------     ----------      ----------      -----------    -----------
Earnings:

Income (loss) before income taxes,
  extraordinary charge, cumulative effect
  of accounting changes and and discontinued
  operations and distributions on capital
  securities of trust subsidiary                       $(1,449,650)    $13,570,456     $33,539,852     $34,645,994    $23,172,418

Interest expense, net of capitalized interest           28,413,129      16,859,373      15,565,523      15,236,987     14,797,975

Portion of rents representative of interest factor       5,151,839       2,900,188       2,703,206       2,423,809      2,393,876

Amortization of capitalized interest                        75,000          62,249          15,143          10,832          6,051

                                                       -----------     -----------     -----------     -----------    -----------
  Total Earnings                                       $32,190,318     $33,392,266     $51,823,724     $52,317,622    $40,370,320
                                                       ===========     ===========     ===========     ===========    ===========

Fixed Charges:

Interest expense (before deducting
  capitalized interest)                                $29,314,830     $17,310,851     $15,730,029     $15,352,563    $14,876,278

Portion of rents representative of interest factor       5,151,839       2,900,188       2,703,206       2,423,809      2,393,876

Distributions on capital securities of
  trust subsidiary                                               0               0               0               0              0

Preferred stock dividend requirements of
  majority-owned subsidiaries grossed up
  for pre-tax effect                                       316,063         316,063         316,061         316,061        316,063
                                                       -----------     -----------     -----------     -----------    -----------
  Total Fixed Charges                                  $34,782,732     $20,527,102     $18,749,297     $18,092,434    $17,586,217
                                                       ===========     ===========     ===========     ===========    ===========

Ratio of Earnings to Fixed Charges                           0.93            1.63            2.76            2.89           2.30
                                                       ===========     ===========     ===========     ===========    ===========

Insufficient to cover fixed charges by                   2,592,414


                                                                                             Pro Forma
                                                                                           -------------
Southern States Cooperative
Ratios of earnings to fixed charges                                                             Year
                                                                  Nine months ended            Ended
                                                           -----------------------------   -------------
                                                             3/31/00           3/31/99     June 30, 1999
                                                           -----------      ------------   -------------
Earnings:

Loss before income taxes,
  extraordinary charge, cumulative effect
  of accounting changes and and discontinued
  operations and distributions on capital
  securities of trust subsidiary                           (10,104,806)     $(18,041,143)     $(11,104,000)

Interest expense, net of capitalized interest               22,692,279        20,593,415        32,287,000

Portion of rents representative of interest factor           4,339,727         3,708,171         5,151,839

Amortization of capitalized interest                            56,250            46,687            75,000

                                                           -----------      ------------      ------------
  Total Earnings                                            16,983,450      $  6,307,130      $ 26,409,839
                                                           ===========      ============      ============

Fixed Charges:

Interest expense (before deducting
  capitalized interest)                                    $22,692,279      $ 20,593,415      $ 33,188,701

Portion of rents representative of interest factor           4,339,727         3,708,171         5,151,839

Distributions on capital securities of
  trust subsidiary                                           2,400,000                 0                 0

Preferred stock dividend requirements of
  majority-owned subsidiaries grossed up
  for pre-tax effect                                           158,032           158,032           316,063
                                                           -----------      ------------      ------------
  Total Fixed Charges                                      $29,590,038      $ 24,459,618      $ 38,656,603
                                                           ===========      ============      ============

Ratio of Earnings to Fixed Charges                                 .57              0.26              0.68
                                                           ===========      ============      ============

Insufficient to cover fixed charges by                      12,606,588        18,152,488        12,246,764
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